Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

For immediate release

RURAL/METRO EARNS $0.13 PER SHARE IN 2005 SECOND QUARTER

•	Net revenue up 4.8% to $137.2 million

•	Net income up 41% to $3.1 million

•	EBITDA 10.8% to $13.6 million

SCOTTSDALE, Ariz. (Feb. 7, 2005) – Rural/Metro Corporation (Nasdaq/SC: RURL), a leading provider of medical transportation and fire protection services, today reported net income of $3.1 million or $0.13 cents per diluted share, representing a 41% increase from net income of $2.2 million or a loss of $0.01 cent per diluted share, in the second quarter of the prior fiscal year.

The loss per share for the second quarter of 2004 included the impact of allocating net income to the company’s former Series B and Series C preferred stock as well as a related accretion charge.

For the six months ended December 31, 2004, the company reported net income of $7.5 million or $0.32 cents per diluted share, compared with net income of $2.8 million or a loss of $0.01 cent per diluted share for the same period of the prior year.

The loss per share for the 2004 period included the impact of allocating net income to the company’s former Series B and Series C preferred stock as well as a related accretion charge.

Jack Brucker, President and Chief Executive Officer, said, “Our second-quarter results reflect continued progress with ongoing efforts to leverage our core business strengths and expand regional markets while further enhancing our operational performance. We remain focused on generating long-term sustainable growth and further establishing Rural/Metro as a quality leader in our industry.”

The company reported fiscal 2005 second-quarter net revenue of $137.2 million, an increase of 4.8% over net revenue of $130.9 million for the prior year’s second quarter. Second-quarter net revenue growth reflects a combination of increased medical transports and rates in both the company’s medical transportation and subscription fire businesses. For the six months ended December 31, 2004, the company generated net revenue of $273.7 million, compared to $259.6 million for the six months ended December 31, 2003.

Medical transportation and related services net revenue increased $4.8 million, or 4.3%, from $112.6 million for the quarter ended December 31, 2003 to $117.4 million for the quarter ended December 31, 2004. The increase is primarily due to an increase in transports and rates, which includes ambulance rate adjustments that took effect July 1, 2004 under the Medicare Modernization Act. For the six months ended December 31, 2004, medical transportation and related services net revenue was $233.4 million, compared to $222.5 million for the six months ended December 31, 2003.

“Regional fee increases provided under the Medicare Modernization Act were implemented on July 1, 2004, as were 1% urban and 2% rural rate increases on ambulance transports,” Mr. Brucker explained. “While the Medicare reimbursement environment is always subject to legislative change, we believe the Medicare Ambulance Fee Schedule, including recent modifications, will have a beneficial impact on our Medicare revenue at incremental and full phase-in, primarily due to the geographic diversity of our operations.”

Same-service-area medical transportation revenue increased 3.8% for the three months ended December 31, 2004 compared to the prior year’s second quarter. For the six months ended December 31, 2004, same-service-area revenue increased 4.6% compared to the same period of the prior year.

Fire protection and other services revenue increased $1.5 million, or 8.2%, from $18.3 million for the quarter ended December 31, 2003 to $19.8 million for the quarter ended December 31, 2004. The increase is primarily due to an increase in fire subscription revenue of $0.9 million, or 10.5%, as a result of increases in rates and subscribers . For the six months ended December 31, 2004, fire protection and other revenue was $40.3 million, compared to $37.1 million for the same period of the prior year. The increase is primarily due to an increase in fire subscription revenue of $1.9 million, or 11.1%, as a result of increases in rates and subscribers.

“During the quarter, we announced several new service agreements, including significant contract renewals with North and South Fulton County in metro-Atlanta for an estimated $14.7 million in combined net revenue per year, and with the City of San Diego for an estimated $44 million in net revenue per year. In addition, we were awarded a new contract to begin providing emergency and non-emergency medical transportation services in the City of Salem, Oregon, which we estimate will generate approximately $5 million in net revenue annually. These agreements reflect our strategy to expand our reach in existing markets while selectively targeting new markets with favorable demographic and population trends that represent significant potential for future growth,” Mr. Brucker concluded.

2

For the quarter ended December 31, 2004, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $13.6 million, representing an increase of 10.8% over EBITDA of $12.3 million for the same period of the prior year. For the six months ended December 31, 2004, EBITDA was $28.6 million, representing an increase of 17.3% over EBITDA of $24.4 million for the same period of the prior year.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of EBITDA to cash used in operating activities in a table that accompanies this press release.

Following is a summary of certain of the company’s key operating statistics. Medical transports and Net/Net Average Patient Charge statistics have been adjusted to eliminate discontinued operations:

	Q2’04 (12/31/03)	Q3’04 (3/31/04)	Q4’04 (6/30/04)	Q1’05 (9/30/04)	Q2’05 (12/31/04)
Medical Transports (1)	262,586	266,064	259,953	265,045	264,724
Net/Net Average Patient Charge (2)	$308	$312	$312	$317	$324
Average DSO (QTD) (3)	45	45	45	45	45

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports, excluding those under fixed-fee arrangements.
(2)	Net/Net Average Patient Charge is defined as gross medical transport revenue minus provisions for Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations. For purposes of this calculation, revenue and transports related to capitated contracts are excluded.
(3)	Average quarterly DSO is defined as average accounts receivable divided by consolidated net revenue per day, as calculated on a quarter-to-date basis.

3

Key operating statistics trended favorably for the quarter ended December 31, 2004 as follows:

•	Net/Net Average Patient Charge (APC) increased to $324, from $308 for the same period of the prior year. The increase in net/net APC is primarily a result of rate escalators and other negotiated rate increases, the discontinuation of lower rate contracts and an increase in overall operating efficiencies associated with improvements to the company’s billing and collections procedures.

•	The company considers APC to be an approximation of cash collected per transport. Daily cash deposits for the three months ended December 31, 2004 averaged $1.9 million, compared to $1.8 million for the same period of the prior year.

•	While consolidated revenue increased by $6.3 million in the second quarter, quarter-to-date days’ sales outstanding (DSO) remained consistent at an average of 45 days.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

The company will discuss these results in a conference call Monday, February 7, 2005, beginning at 8 a.m. Pacific/9 a.m. Mountain/11 a.m. Eastern. The call will be broadcast live on the company’s web site at www.ruralmetro.com. A replay will be available from 2 p.m. Eastern on February 7, 2005 through midnight February 14, 2005. The replay can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). Please use the confirmation code 874-1437 when accessing the replay. An archived webcast also will be available at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margin. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

(Tables to Follow)

4

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	December 31, 2004	June 30, 2004
ASSETS
Current assets:
Cash	$10,109	$16,372
Accounts receivable, net of allowance for doubtful accounts of $65,142 and $59,430 at December 31, 2004 and June 30, 2004 respectively	67,421 12,017	65,348 11,738
Prepaid expenses and other assets	8,353	8,512

Total current assets	97,900	101,970

Property and equipment, net	41,904	40,283
Goodwill	40,850	41,100
Insurance deposits	6,453	9,244
Other assets	11,889	12,644

	$198,996	$205,241

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,520	$13,833
Accrued liabilities	46,837	57,273
Deferred revenue	19,008	18,650
Current portion of long-term debt	1,515	1,495

Total current liabilities	76,880	91,251

Long-term debt, net of current portion	303,440	304,057
Deferred income taxes	650	650

Total liabilities	380,970	395,958

Minority interest	1,481	1,509

Stockholders’ equity (deficit):
Common stock, $.01 par value 40,000,000 shares authorized, 22,835,290 and 21,890,816 shares issued and outstanding at December 31, 2004 and June 30, 2004, respectively	228	219
Additional paid-in capital	148,363	147,075
Accumulated deficit	(330,807)	(338,281)
Treasury stock	(1,239)	(1,239)

Total stockholders’ equity (deficit)	(183,455)	(192,226)

	$198,996	$205,241

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF INCOME

For The Three Months Ended December 31, 2004 and 2003

(unaudited)

(in thousands, except per share amounts)

	2004	% of Net revenue	2003	% of Net revenue
Net revenue	$137,217	100.0%	$130,903	100.0%

Operating expenses
Payroll and employee benefits	73,661	53.7%	68,333	52.2%
Provision for doubtful accounts	20,492	14.9%	21,213	16.2%
Depreciation and amortization	2,689	2.0%	2,763	2.1%
Other operating expenses	29,746	21.7%	29,062	22.2%

Total operating expenses	126,588	92.3%	121,371	92.7%

Operating income	10,629	7.7%	9,532	7.3%
Interest expense	(7,514)	-5.5%	(7,194)	-5.5%
Interest income	49	0.0%	22	0.0%

Income from continuing operations before income taxes and minority interest	3,164	2.3%	2,360	1.8%
Income tax provision	(428)	-0.3%	(103)	-0.1%
Minority interest	337	0.2%	(189)	-0.1%

Income from continuing operations	3,073	2.2%	2,068	1.6%
Income (loss) from discontinued operations	(16)	0.0%	107	0.1%

Net income	$3,057	2.2%	$2,175	1.7%
Less: Net income allocated to redeemable nonconvertible participating preferred stock under the two-class method	—		(502)
Less: Accretion of redeemable nonconvertible participating preferred stock	—		(1,706)

Net income (loss) applicable to common stock	$3,057		$(33)

Income (loss) per share
Basic -
Income (loss) from continuing operations applicable to common stock	$0.14		$(0.01)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.14		$(0.01)

Diluted -
Income (loss) from continuing operations applicable to common stock	$0.13		$(0.01)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.13		$(0.01)

Average number of common shares outstanding - Basic	22,241		16,521

Average number of common shares outstanding - Diluted	24,022		16,521

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF INCOME

For The Six Months Ended December 31, 2004 and 2003

(unaudited)

(in thousands, except per share amounts)

	2004	% of Net revenue	2003	% of Net revenue
Net revenue	$273,680	100.0%	$259,559	100.0%

Operating expenses
Payroll and employee benefits	146,149	53.4%	137,731	53.1%
Provision for doubtful accounts	42,054	15.4%	41,450	16.0%
Depreciation and amortization	5,677	2.1%	5,603	2.2%
Other operating expenses	57,083	20.9%	56,238	21.7%

Total operating expenses	250,963	91.7%	241,022	92.9%

Operating income	22,717	8.3%	18,537	7.1%
Interest expense	(14,834)	-5.4%	(15,208)	-5.9%
Interest income	179	0.1%	51	0.0%

Income from continuing operations before income taxes and minority interest	8,062	2.9%	3,380	1.3%
Income tax provision	(523)	-0.2%	(189)	-0.1%
Minority interest	28	0.0%	(463)	-0.2%

Income from continuing operations	7,567	2.8%	2,728	1.1%
Income (loss) from discontinued operations	(93)	0.0%	53	0.0%

Net income	$7,474	2.7%	$2,781	1.1%
Less: Net income allocated to redeemable nonconvertible participating preferred stock under the two-class method	—		—
Less: Accretion of redeemable nonconvertible participating preferred stock	—		(2,907)

Net income (loss) applicable to common stock	$7,474		$(126)

Income (loss) per share
Basic -
Income (loss) from continuing operations applicable to common stock	$0.34		$(0.01)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.34		$(0.01)

Diluted -
Income (loss) from continuing operations applicable to common stock	$0.32		$(0.01)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.32		$(0.01)

Average number of common shares outstanding - Basic	22,100		16,460

Average number of common shares outstanding - Diluted	23,351		16,460

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Six Months Ended December 31, 2004 and 2003

(unaudited)

(in thousands)

	2004	2003
Cash flows from operating activities:
Net income	$7,474	$2,781
Adjustments to reconcile net income to cash provided by operating activities -
Depreciation and amortization	5,928	6,223
Loss on sale of property and equipment	77	10
Provision for doubtful accounts	42,079	44,556
Earnings (losses) of minority shareholder	(28)	463
Amortization of deferred financing costs	1,339	1,414
Amortization of debt discount	13	13
Tax benefit related to the exercise of stock options	129	—
Change in assets and liabilities -
Increase in accounts receivable	(44,152)	(51,643)
Increase in inventories	(279)	(494)
Decrease in prepaid expenses and other assets	159	944
Decrease (increase) in insurance deposits	2,791	(558)
(Increase) decrease in other assets	(973)	724
Decrease in accounts payable	(4,313)	(3,192)
(Decrease) increase in accrued liabilities and other liabilities	(10,436)	1,294
Increase in deferred revenue	358	595

Net cash provided by operating activities	166	3,130

Cash flows from investing activities:
Capital expenditures	(6,994)	(3,410)
Proceeds from the sale of property and equipment	7	81

Net cash used in investing activities	(6,987)	(3,329)

Cash flows from financing activities:
Repayments on credit facility	—	(1,000)
Repayment of debt and capital lease obligations	(610)	(547)
Cash paid for debt modification costs	—	(515)
Proceeds from the issuance of common stock	1,168	206

Net cash provided by (used in) financing activities	558	(1,856)

Decrease in cash	(6,263)	(2,055)
Cash, beginning of period	16,372	12,561

Cash, end of period	$10,109	$10,506

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY (USED IN) OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net income	$3,057	$2,175	$7,474	$2,781
Add back:
Depreciation and amortization	2,691	2,860	5,928	6,223
Interest expense	7,514	7,194	14,834	15,208
Interest income	(49)	(22)	(179)	(51)
Income tax provision	427	108	525	199

EBITDA	13,640	12,315	28,582	24,360

Increase (decrease):
Interest expense	(7,514)	(7,194)	(14,834)	(15,208)
Interest income	49	22	179	51
Income tax provision	(427)	(108)	(525)	(199)
Loss (gain) on sale of property and equipment	13	(12)	77	10
Provision for doubtful accounts	20,491	22,704	42,079	44,556
Earnings (losses) of minority shareholder	(337)	189	(28)	463
Amortization of deferred financing costs	669	679	1,339	1,414
Amortization of debt discount	7	7	13	13
Tax benefit related to the exercise of stock options	129	—	129	—
Changes in operating assets and liabilities	(21,747)	(20,018)	(56,845)	(52,330)

Net cash provided by operating activities	$4,973	$8,584	$166	$3,130